                 PROSPECTUS SUPPLEMENT DATED OCTOBER 17, 2000

                      (TO PROSPECTUS DATED April 28, 2000)

                                                               Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                   Commission File No. 333-33872

                                 416,667 SHARES

                            (CELL THERAPEUTICS LOGO)

                                  COMMON STOCK

     This Prospectus Supplement supplements the Prospectus dated April 28, 2000 (the "Prospectus) of Cell Therapeutics, Inc. ("cti" or the "Company") relating to the sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of up to 416,667 shares of cti's Common Stock, no par value (the "Common Stock"), who received such shares in connection with the private placement of the Company's stock in February 2000. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDER

     Recently ProQuest Investments, L.P. and ProQuest Companion Fund, L.P. (collectively, "ProQuest") distributed 416,667 shares of cti Common Stock to various limited and general partners, which distributees were not specifically named in the Prospectus. ProQuest Investments, L.P. distributed 411,333 shares of cti Common Stock and ProQuest Companion Fund, L.P. distributed 5,334 shares of cti Common Stock. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by shareholders of the Company who were not specifically identified in the Prospectus as a Selling Shareholder, the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Shareholders in the Prospectus is hereby amended to include certain limited and general partners of ProQuest as Selling Shareholders.

                                                 Number of Shares       Percent of        Number of Shares
                                                   Beneficially        Outstanding      Registered for Sale
Name of Beneficial Owner                             Owned(1)            Shares               Hereby
------------------------                         ----------------      -----------      -------------------
Howard Berkowitz (2)                                    3,788               *                    3,788

Cindy S. Butler, Trustee, Vadasz                        3,788               *                    3,788
 Investment Trust dated 3/15/1999 (2)

Jeremiah Callaghan & Karen                              3,788               *                    3,788
 Callaghan (2)

Paul F. Glenn, as Trustee of the Paul                   3,788               *                    3,788
 F. Glenn Revocable Trust dated
 August 22, 1990 (2)

ALZA Corporation (2)                                   75,756               *                   75,756

CIBC Oppenheimer as Custodian for                       3,788               *                    3,788
 David A. Ederer - IRA (2)

Milken Family Foundation (2)                            9,470               *                    9,470

PACO (2)                                               18,939               *                   18,939

L&S Milken Foundation (2)                               3,788               *                    3,788

BancBoston Investments Inc. (2)                         7,576               *                    7,576

The Andrew S. Grove & Eva Kastan                        4,200               *                    4,200
 Grove Living Trust dated 6/4/1970 (4)

Leon D. Black 1997 Four Year Trust (2)                  3,788               *                    3,788

Elsa D. Prince Living Trust dated                       3,788               *                    3,788
 1/27/1976 (2)

WRS Advisors III, L.L.C. (2)                            1,894               *                    1,894

OWC Partnership (2)                                     7,576               *                    7,576

Sidney Kimmel (2)                                       3,788               *                    3,788

                                                 Number of Shares       Percent of        Number of Shares
                                                   Beneficially        Outstanding      Registered for Sale
Name of Beneficial Owner                             Owned(1)            Shares               Hereby
------------------------                         ----------------      -----------      -------------------
Howard Lester (2)                                       7,576               *                    7,576

GVI Holdings, Inc. (2)                                  3,788               *                    3,788

Earle I. Mack (2)                                       1,894               *                    1,894

Avram Miller Trustee, The Avram                         1,894               *                    1,894
 Miller Trust dated 11/22/1995 (2)

American Bible Society (2)                              9,470               *                    9,470

Frog Partners II, L.L.C. (2)                            1,894               *                    1,894

National City Bank, Trustee for the                     7,576               *                    7,576
 Brown-Forman Corporation Retirement
 Trust (2)

Sofinov Societe Financiere                             75,756               *                   75,756
 D'Innovation (2)

Gene A. Salmon D/B/A G-S Service                        3,788               *                    3,788
 Co. (2)

William A. Schwartz (2)                                 3,788               *                    3,788

Merv Adelson, Trustee, the Merv                         3,788               *                    3,788
 Adelson Trust dated 9/29/1992 (2)

The Hodson Trust dated 2/17/1920 (2)                   18,939               *                   18,939

Jerome S. Moss (2)                                      3,788               *                    3,788

ANDA-Proquest, L.L.C. (2)                              56,817               *                   56,817

Stephen C. Swid (2)                                     3,788               *                    3,788

Michael L. Tarnopol (2)                                 3,788               *                    3,788

David H. Koch (2)                                       7,576               *                    7,576

Lloyd K. Benson (3)                                       103               *                      103

James C. Blair (3)                                        412               *                      412

R. Scott Greer (3)                                        186               *                      186

Leroy Hood, M.D., Ph.D. (3)                               926               *                      926

                                                 Number of Shares       Percent of        Number of Shares
                                                   Beneficially        Outstanding      Registered for Sale
Name of Beneficial Owner                             Owned(1)            Shares               Hereby
------------------------                         ----------------      -----------      -------------------
Zola P. Horovitz (3)                                      103               *                      103

Yasunori Kaneko, Trustee, Kaneko                          412               *                      412
 Family Trust dated 1/20/1992 (3)

David R. King and Eunice S. King, as                      206               *                      206
 tenants by the entireties (3)

Mark & Becky Levin (3)                                    412               *                      412

J. Misha Petkevich, Trustee,                              111               *                      111
 Petkevich Family Trust dated
 5/2/1996 (3)

Thomas H. Robinson (3)                                    412               *                      412

Peter T. Scardino (3)                                     247               *                      247

Howard Scher (3)                                          206               *                      206

Mark J. Simon (3)                                         309               *                      309

Nicholas J. Simon III (3)                                 412               *                      412

Jonathan Simons M.D. (3)                                  103               *                      103

Steven D. Singer (3)                                      206               *                      206

Leon G. Smith (3)                                         103               *                      103

Jay Moorin (5)                                         14,195               *                   14,195

Jeremy Goldberg (5)                                    14,195               *                   14,195

Alain Schreiber (5)                                     2,734               *                    2,734

Domain Associates, L.L.C. (5)                           3,638               *                    3,638

Pasquale DeAngelis (5)                                    406               *                      406

Joyce Tsang (5)                                           406               *                      406

Stuart Holden (5)                                         813               *                      813

______________________
*    Represents beneficial ownership of less than 1%.

(1) The registration statement to which the Prospectus and this Prospectus Supplement relate shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

(2)  Such Selling Shareholder is a Limited Partner in ProQuest Investments, L.P.

(3)  Such Selling Shareholder is a Limited Partner in ProQuest Companion Fund,
     L.P.

(4) Such Selling Shareholder is a Limited Partner in ProQuest Investments, L.P. and ProQuest Companion Fund, L.P.

(5) Such Selling Shareholder is a Member of the General Partner of ProQuest Investments, L.P. and ProQuest Companion Fund, L.P.

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